Issuer Free Writing Prospectus,
dated as of February 26, 2008
Filed pursuant to Rule 433
under the Securities Act of 1933
Registration Statement No. 333-149380
(Supplementing the Preliminary Prospectus
Supplement, dated as of February 26, 2008)
PRICING TERM SHEET
UST Inc.
5.75% Senior Notes due 2018

Issuer:	UST Inc.

Title of Security:	5.75% Senior Notes due 2018

Legal Format:	SEC Registered

Aggregate Principal Amount:	$300,000,000

Maturity Date:	March 1, 2018

Annual Interest Rate:	5.75%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2008

Initial Public Offering Price:	99.632% of principal amount

Proceeds to Company:	98.982%; $296,946,000

Benchmark Treasury:	3.50% due February 15, 2018

Benchmark Treasury Yield:	3.869%

Spread to Benchmark Treasury:	+193 basis points (1.93%)

Yield to Maturity:	5.799%

Make-Whole Call:	Treasury plus 30 basis points

Trade Date:	February 26, 2008

Expected Settlement Date:	February 29, 2008 (T+3)

CUSIP:	902911AN6

Ratings:	Moody’s A3 (Stable)
Standard & Poor’s A (Stable)

Joint Book Running Managers:	Lehman Brothers Inc.
Morgan Stanley & Co. Incorporated

Piper Jaffray and Co.
Co-Managers:	PNC Capital Markets LLC
RBS Greenwich Capital Markets, Inc.
Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll free at 1-888-603-5847 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.